Exhibit 99.1

For more information contact:

Investor Relations: Bonnie Mott Verisity Ltd. 650/934-6800 bonnie@verisity.com	Media Relations: Jennifer Bilsey Verisity Ltd. 650/934-6800 jen@verisity.com

VERISITY ANNOUNCES THIRD QUARTER FISCAL 2003 FINANCIAL RESULTS

•	Company reports 12th sequential quarter of profitability

•	New products offer customers industry’s first system and project-level verification solutions

MOUNTAIN VIEW, Calif. – October 20, 2003 – Verisity, Ltd. (Nasdaq:VRST), the leading supplier of verification process automation solutions, today announced financial results for the third fiscal quarter ended September 30, 2003. Revenue for the quarter was $12.0 million, a 4% decrease from revenue of $12.5 million for the quarter ended June 30, 2003, and a 14% decrease from revenue of $14.0 million for the quarter ended September 30, 2002.

The Company’s net income for the quarter ended September 30, 2003 was $2.3 million, or $0.11 per diluted share, compared to net income of $2.2 million, or $0.10 per diluted share, for the quarter ended June 30, 2003 and net income of $3.9 million, or $0.18 per diluted share, for the quarter ended September 30, 2002.

Revenue for the nine months ended September 30, 2003, was $36.2 million, a 4% decrease from revenue of $37.9 million for the nine months ended September 30, 2002. For the nine months ended September 30, 2003, the Company’s net income was $6.3 million, or $0.30 per diluted share, compared to a net income of $9.3 million, or $0.44 per diluted share, for the nine months ended September 30, 2002.

“I am pleased with the customer demand for our solutions as bookings increased sequentially. Due to the timing of some of the orders, revenue was down sequentially; however, we still delivered solid profits, met our earnings guidance, and built backlog for the quarter,” said Moshe Gavrielov, Chief Executive Officer of Verisity. “The increasing complexity of electronic designs is the catalyst that will fuel the sequential revenue growth that we expect in the fourth quarter.”

“We are executing on our Verification Process Automation (VPA) strategy and, with our recent product announcements, have built a portfolio of comprehensive solutions that enable engineers to verify their designs at the block, chip, system and product level. This new product suite provides customers with solutions that automate the verification process to achieve total coverage and verification closure,” said Mr. Gavrielov. “We remain confident about the market opportunity ahead of us as we lead the industry expansion to the system and project-level verification.”

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially. We do not plan to update, confirm or change this guidance until our next earnings conference call except by press release in the case of material events.

•	Revenue in the fourth quarter of 2003 is expected to be approximately $12.1 to $12.5 million

•	Earnings per fully diluted share in the fourth quarter of 2003 is expected to be approximately $0.10 to $0.11

•	Revenue for fiscal 2003 is expected to be between $48.3 and $48.7 million

•	Earnings per fully diluted share for fiscal 2003 is expected to be between $0.39 and $0.40

Verisity’s earnings call will be webcast today at 5:00 p.m. Eastern Time / 2:00 p.m. Pacific Time, and may be accessed at http://www.verisity.com. Following the conclusion of the webcast, a replay will be available via Verisity’s web site at http://www.verisity.com through October 27, 2003. For those without access to the Internet, a replay of the call will be available from 5:00 p.m. Pacific Time on October 20, 2003 through October 27, 2003. To listen to a replay, call (719) 457-0820, access code 386370. The Company plans to include a business outlook in the conference call.

About Verisity

Verisity, Ltd. (Nasdaq:VRST), is the leading supplier of process automation solutions for the functional verification market. The company addresses customers’ critical business issues with its market-leading software and intellectual property (IP) that effectively and efficiently verify the design of electronic systems and complex integrated circuits for the communications, computing, and consumer electronics global markets. Verisity’s Specman Elite® verification process automation solution automates manual processes and detects critical flaws in hardware designs enabling delivery of the highest quality products and accelerating time to market. The company’s strong market presence is driven by its proven technology, methodology, and solid strategic partnerships and programs. Verisity’s customer list includes leading companies in all strategic technology sectors. Verisity is a global organization with offices throughout Asia, Europe, and North America. Verisity’s principal executive offices are located in Mountain View, California, with its principal research and development offices located in Rosh Ha’ain, Israel. For more information, visit www.verisity.com.

Forward-Looking Statements

To the extent statements contained herein are not purely historical, they are forward-looking statements. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company’s filings with the Securities and Exchange Commission. Words such as “anticipate,” “estimate,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements. All forward-looking statements represent only management’s present expectations of future events and are subject to a number of factors and uncertainties that could cause actual results or performance to differ materially from those described in the forward-looking statements. In particular, these include the Company’s ability to forecast accurately the Company’s short-term and long-term operating performance, predict customer demand due to the continued economic and geopolitical uncertainty and the related effects on customers’ budgets, maintain market leadership position, and predict the timing of significant orders. Verisity Ltd. is not under any obligation, and expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

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Verisity, the Verisity logo, and Specman Elite, are either registered trademarks or trademarks of Verisity Design, Inc., in the United States and/or other jurisdictions. All other trademarks are the property of their respective holders.

VERISITY LTD.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
	(unaudited)		(unaudited)
Revenue:
License	$7,422	$8,939	$21,993	$23,629
Maintenance	4,321	4,664	13,422	13,046
Other Services	297	351	825	1,249

Total revenue	12,040	13,954	36,240	37,924

Total cost of revenue	650	754	2,107	2,197

Gross profit	11,390	13,200	34,133	35,727
Operating expenses:
Research and development	2,479	2,291	7,704	6,724
Sales and marketing	5,061	5,275	15,633	14,683
General and administrative	1,448	1,487	4,296	4,168
Stock-based compensation	128	34	160	243

Total operating expenses	9,116	9,087	27,793	25,818

Income from operations	2,274	4,113	6,340	9,909
Other income, net	185	274	535	688

Income before income taxes	2,459	4,387	6,875	10,597
Provision for income taxes	196	527	548	1,272

Net income	$2,263	$3,860	$6,327	$9,325

Basic earnings per share:
Basic net income per ordinary share	$0.11	$0.20	$0.32	$0.50

Shares used in per share calculation	19,870	18,983	19,744	18,798

Diluted earnings per share:
Diluted net income per ordinary share	$0.11	$0.18	$0.30	$0.44

Shares used in per share calculation	21,497	21,102	21,291	21,205

VERISITY LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2003	December 31, 2002 (1)
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$81,109	$79,509
Accounts receivable	11,574	11,963
Other current assets	2,799	2,173

Total current assets	95,482	93,645
Property and equipment, net	2,603	2,277
Other assets	380	495

Total assets	$98,465	$96,417

Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable and accrued liabilities	$11,336	$10,665
Deferred revenue	21,008	26,861
Current portion of long-term debt	4	9

Total current liabilities	32,348	37,535
Long-term liabilities	449	533
Long-term portion of deferred revenue	5,163	5,900
Shareholders’ equity:
Share Capital	58,140	56,411
Accumulated deficit	2,365	(3,962)

Total shareholders’ equity	60,505	52,449

Total liabilities and shareholders’ equity	$98,465	$96,417

(1)	Derived from audited financial statements at December 31, 2002.

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